Exhibit 23.1

Consent of Seward & Kissel LLP

We hereby consent to each reference to our firm and the discussions of advice provided us by under the headings “Tax Considerations” and “Legal Matters” in the prospectus contained in the Registration Statement on Form F-1 of Ardmore Shipping Corporation dated the date hereof, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission issued thereunder with respect to any part of said Registration Statement.

/s/ Seward & Kissel LLP

New York, New York

June 28, 2013